                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                            ------------------------
                                 AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)


                  RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)



                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND, 34TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                            ------------------------

                            CALCULATION OF FILING FEE

-------------------------------------------------------------------------------
Transaction Valuation*  $3,530,940                Amount of Filing Fee: $706.19

-------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 168.14 units of limited partnership interest of the subject partnership for $21,500 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid: $638.93          Filing Parties: AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D   Date Filed: June 29, 1999

        AMENDMENT NO. 2 TO SCHEDULE 14D-1/AMENDMENT NO. 2 TO SCHEDULE 13D


         This Statement (the "Statement") constitutes (a) Amendment No. 2 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Riverside Park Associates Limited Partnership (the "Partner ship"); and (b) Amendment No. 2 to the Schedule 13D (the "Schedule 13D") of Apartment Investment and Management Company ("AIMCO"), originally filed with the Securities and Exchange Commission (the "Commission") on May 14, 1999, by AIMCO, AIMCO-GP, Inc. ("AIMCO-GP") and AIMCO OP, as amended by Amendment No. 1, filed with the Commission on June 29, 1999, by AIMCO, AIMGO-GP and AIMCO OP. The item numbers and responses thereto are set forth below in accordance with the requirements of
Schedule 14D-1.

ITEM 11.          MATERIAL TO BE FILED AS EXHIBITS.

                  (a)(1) Offer to Purchase, dated May 13, 1999 (previously filed).

                  (a)(2)      Letter of Transmittal and related Instructions.

                  (a)(3) Letter, dated May 13, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).

                  (a)(4) Supplement to Offer to Purchase, dated June 29, 1999 (previously filed).

                  (a)(5) Letter, dated June 29, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).

                  (a)(6)      Supplement to Offer to Purchase, dated
                              July 9, 1999.

                  (a)(7) Letter, dated July 9, 1999, from AIMCO OP to the Limited Partners of the Partnership.

                  (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).

                  (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).

                  (c)         Not applicable.

                  (d)         Not applicable.

                  (e)         Not applicable.

                  (f)         Not applicable.

                  (z)(1) Agreement of Joint Filing, dated May 13, 1999, among AIMCO, AIMCO-GP and AIMCO OP (previously filed).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 1999

                                   AIMCO PROPERTIES, L.P.

                                   By: AIMCO-GP, INC.
                                        (General Partner)

                                   By:  /s/ Patrick J. Foye
                                       -----------------------------------
                                        Executive Vice President

                                   AIMCO-GP, INC.

                                   By: /s/ Patrick J. Foye
                                       -----------------------------------
                                        Executive Vice President

                                   APARTMENT INVESTMENT
                                   AND MANAGEMENT COMPANY

                                   By: /s/ Patrick J. Foye
                                       -----------------------------------
                                        Executive Vice President

                                  EXHIBIT INDEX

        EXHIBIT NO.                     DESCRIPTION
        -----------                     -----------
         (a)(1)         Offer to Purchase, dated May 13, 1999 (previously
                        filed).

         (a)(2)         Letter of Transmittal and related Instructions.

         (a)(3)         Letter, dated May 13, 1999, from AIMCO OP to the Limited
                        Partners of the Partnership (previously filed).

         (a)(4)         Supplement to Offer to Purchase, dated June 29, 1999
                        (previously filed).

         (a)(5)         Letter, dated June 29, 1999, from AIMCO OP to the
                        Limited Partners of the Partnership (previously filed).

         (a)(6)         Supplement to Offer to Purchase, dated July 9, 1999.

         (a)(7)         Letter, dated July 9, 1999, from AIMCO OP to the Limited
                        Partners of the Partnership.

         (b)            Amended and Restated Credit Agreement (Unsecured
                        Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and
                        Savings Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l,
                        1998, is incorporated herein by this reference).

         (b)(2)         First Amendment to Credit Agreement, dated as of
                        November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association
                        (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).

         (c)            Not applicable.

         (d)            Not applicable.

         (e)            Not applicable.

         (f)            Not applicable.

         (z)(1)         Agreement of Joint Filing, dated May 13, 1999, among
                        AIMCO, AIMCO-GP and AIMCO OP (previously filed).